Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-265631, No. 333-239085, No. 333-228907 and No. 333-222170) on Form S-8 of our report dated February 13, 2026, except for Note 3, as to which the date is November 6, 2026, with respect to the consolidated financial statements of Optimum Communications, Inc., and our report dated November 6, 2026, with respect to the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
New York, New York
November 6, 2026